EXECUTION COPY

SOFTWARE LICENSE AND SERVICES AGREEMENT

        This Master Software License and Services Agreement (the "AGREEMENT") is executed as of the 19th day of January, 2006 (the "EFFECTIVE DATE") by and between Superclick, Inc., a Washington Corporation with its principal place of business at 10222 St-Michel, Suite 300, Montreal, Quebec H1H 5H1 ("Superclick") and Hospitality Services Plus SA (formerly Swisscom Eurospot SA), a Swiss corporation, with its principal offices located at Chemin de l’Etang 65, CH-1214 Vernier, Switzerland ("Swisscom"). Superclick and Swisscom are sometimes referred to herein as the “Parties”.

RECITALS

A.         WHEREAS, Swisscom is a European leading provider of high-speed Internet access, conference services and business centre solutions to the hospitality industry. Swisscom operates a pan-European and US network of locations, offering its services through fixed-line and wireless access and has exclusive working relationships with its hotel partners; and

B.         WHEREAS, Superclick is a developer and distributor of IP-based traffic management systems, including SIMS, MAMA and MDS as more fully described in Section 1 below (the “Licensed Products”); and

C.         WHEREAS, based on the mutually agreed upon success of a pilot project, wherein the Licensed Products have been installed and tested in one of Swisscom’s contracted properties in Europe (the “Pilot Project”), the Parties desire to enter into an agreement whereby Swisscom will retain an exclusive license to use and modify the Licensed Products for the provisioning of its services to the hospitality industry (i) in Europe (the “Territory”) as more fully described in Section 1 below and (ii) outside of the Territory as defined in Annex 3 .

NOW, THEREFORE, in consideration of the premises, covenants and agreements contained herein and other good and valuable consideration, the Parties agree as follows:

1.	DEFINITIONS
1.1
“Acceptance Date” means the day following the expiration of the Trial Period, but no later than 60 days after the Effective Date or otherwise agreed between the Parties in relation to the Timeline defined in Annex 1 of the Agreement wherein Swisscom shall be deemed to have accepted the Licensed Products (the “Acceptance Date”). Refer to Annex 1 for timelines.

1.2
“Delivery Date” means the date that is seven (7) days after the Effective Date, upon which date Superclick shall deliver to Swisscom a copy of the Licensed Products (including source code) and the Documentation. If Superclick fails to deliver the foregoing items on the Delivery Date (or within a reasonable time thereafter, as determined by Swisscom in its sole discretion) Swisscom shall be entitled to terminate this Agreement in its sole discretion.

1.3
“Documentation” means the instruction manuals, user guides and other information (which shall be identified by title and reference number in Annex 7 to the Agreement) to be made available by Superclick either in printed or machine readable form to Swisscom together with the Licensed Products. For the avoidance of doubt, “Documentation” shall include all documents and materials that shall enable Swisscom to understand and operate the Licensed Products.

1.4	“Effective Date” means the date that the Agreement is executed by Superclick and by Swisscom.

1.5
“Licensed Product(s)” means, collectively, SIMS, MAMA, MDS and corresponding source code (identified in title and reference number in Schedule A of the Agreement) and any relevant tools to SIMS, MAMA and MDS, together with the Documentation, including Updates and upgrades of such current software programs and Documentation. The Licensed Products shall contain all and any existing software of Superclick which is required to use, sell and distribute the Licensed Products as described above.

1.6	“Price List” means as defined in Annex 5 of the Agreement.

1.7	“Software Maintenance” means repairs and enhancements in any of the Licensed Products.

1.8	“Technical Support” means services provided by Superclick in support and/or maintenance of Swisscom’s use of the Licensed Product(s) as further described in Section 5 and Schedule A below.

1.9
“Territory” means the current 25 Member States of the European Union and Switzerland, Turkey, Serbia, Macedonia, Bulgaria, Croatia, Romania, Albania, Andorra, Bosnia Herzegovina, Iceland, Liechtenstein, Monaco, Norway, Russia, Byelorussia, San Marino, Vatican, Moldavia and Ukrainia.

1.10	“Trial Period” means the period in which Swisscom has installed a beta version of the Licensed Products for field testing, but no longer than eight (8) weeks from Effective Date.

1.11 “Updates” means error corrections, bug fixes, patches and work around to the Licensed Product(s).

2.	GRANT OF LICENSE
2.1
Exclusivity in the Territory. Subject to the terms of this Agreement, Superclick grants to Swisscom an exclusive license for the Territory (as defined above in Section 1.9) to use, modify, sell, distribute, and sublicense the Licensed Products.

2.2
Non-Exclusivity. Subject to the terms of this Agreement, Superclick grants to Swisscom a non-exclusive license for outside of the Territory, including North America (pursuant to terms and conditions outlined in Annex 3) to use, modify, sell, distribute and sublicense the Licensed Products.

2.3	Superclick shall grant to Swisscom the right to access and modify the source code of the Licensed Products through the duration of this Agreement.
2.4
In addition to Section 6.3 Superclick shall undertake to provide Swisscom with know-how over a 180 day period after the Effective Date, which is required in order to use and modify the Licensed Products within the scope of this Agreement.

2.5
Software Upgrades. Superclick shall undertake to issue from time to time, of which Swisscom shall be notified by Superclick regularly, any improved, modified or corrected version to current versions of the Licensed Products which it shall make automatically and immediately available to Swisscom without any additional cost to Swisscom in the most actual and up to date version. Superclick commits to continuously invest and enhance the Licensed Product(s) during the Term.

2.6	Specification of the Hardware. Superclick will provide Swisscom with the specification of the certified hardware required for the Licensed Products.
2.7
Sublicenses. Sublicenses by Swisscom will contain substantially equivalent restrictions and confidentiality as contained in Sections 4 and 11.1 of this Agreement. Superclick acknowledges and agrees that the term of the sublicenses granted may be perpetual.

2.8
At Superclick’s written request, but no more than once annually, Swisscom shall furnish Superclick with a signed report verifying that the Licensed Product(s) are being used pursuant to the provisions of this Agreement.

3.	OWNERSHIP
3.1
The Licensed Products contain confidential information of Superclick and all copyright trademarks and other intellectual property rights in the Licensed Products are and remain exclusive property of Superclick (other than, in accordance with Section 3.2., improvements and modifications to the Licensed Products developed by Swisscom). The License does not constitute a sale of the Licensed Product(s) or any portion or copy thereof. Notwithstanding the foregoing, Superclick grants to Swisscom the access to the source code and the right to:

3.1.1	Use the Licensed Products, which includes but is not limited to:
3.1.1.1	Make back-up copies of the software and the Documentation
3.1.1.2	Reverse compile, copy or adapt the whole or part of the Licensed Products and the Documentation
3.1.1.3	Develop and modify, create off-shoots of the Licensed Products and the Documentation
3.1.1.4	Get access to all available know-how, necessary to use the Licensed Products and the Documentation
3.1.2	Distribute and sell the Licensed Products, which includes, but is not limited to:

Making the Licensed Products available to third parties (including but limited to Swisscom’s partners, customers in the hospitality industry). In the event of a conflict of interest in relation to a third party in the Territory, the Parties shall discuss the situation and use reasonable efforts to agree on a solution in good faith.

3.2
Intellectual Property Rights on the Application. Where Swisscom develops any new intellectual property on the Licensed Products and related source code (“Swisscom Developed IP”), Swisscom shall retain full ownership of the Swisscom Developed IP. However, in all instances, under the terms and conditions of the Agreement, Superclick shall retain full ownership of the Licensed Products and related source code.

3.3.
Pre-Emption Rights. In case of an intended sale of the entire or parts of the Licensed Products to a third party, in case of a change of ownership of Superclick, or in case of Superclick becoming subject to insolvency proceedings Swisscom shall have the first right to purchase such Licensed Products at a price matching or exceeding the highest offer for the acquisition of the Licensed Product(s) from the proposed third party purchaser.

4.	RESTRICTIONS
4.1	Swisscom shall be allowed to sell, offer to sell, or promote the Licensed Products outside the Territory in accordance with the terms and conditions specified in Annex 3.
4.2	Swisscom shall not remove any product identification in the source code, copyright or other notices from the Licensed Product(s).
4.3
Swisscom agrees that it will not without Superclick’s written consent discount the selling price of the native Licensed Product(s) in the form delivered to Swisscom at the Delivery Date, which shall mean the SIMS, MAMA and MDS applications in the form marketed and sold by Superclick, in order to promote the sales of other products of Swisscom or the Application, or for any reason whatsoever and that it will conduct all price negotiations in good faith on an arms length basis.

5.	TECHNICAL SUPPORT, MAINTENANCE AND DEVELOPMENT
5.1
Technical Support. (a) During the Term Superclick shall provide the Technical Support set forth in Annex 8. In furtherance of, and in addition to, Sections 2.4 and 2.5 above, Superclick shall provide Swisscom with Licensed Product enhancements as made generally available as well as the error corrections and bug fixes. (b) Swisscom will provide all required support and interface to their end-user. (c) Swisscom will have one (1) interface to Superclick’s Customer Support organization.

5.1.1
Post-Termination Support. Should Swisscom request to receive further Technical Support, training, Software Maintenance and development after termination or expiry of the Agreement, the Parties shall in good faith agree on such revised terms of a new Agreement.

5.2.
Superclick Enhancements to the Licensed Products. Superclick shall promptly inform SCE on any new software developments that it has undertaken of the Licensed Products and of any new software, that will be developed by Superclick in addition to the software that is part of the Licensed Products. SCE shall have the right to conduct audits of Superclick’s development efforts at any time, throughout the term of the MLA, upon written notice to Superclick no less than 15 business days in advance of the requested audit date.

5.3
 Incidental Expenses. Swisscom shall reimburse Superclick for actual, reasonable travel expenses including hotel expenses incurred by Superclick in connection with on-site services requested by Swisscom in accordance with its applicable cost policy. Labor expenses shall be assumed by Superclick.

5.4
 Maintenance. All enhancements and updates that Superclick makes to the Licensed Products for its own commercial purposes are included as part of Superclick’s maintenance obligation. Any enhancements and updates that require Superclick to enter into royalty and/or licensing agreements with third parties shall be excluded from this scope, including any mark-up in pricing on Superclick’s behalf. Enhancements and updates as defined in this Section 5.3 are exclusive of customization projects by Superclick on third-party’s behalf and on any new products. If Swisscom chooses to use some or all of these enhancements and/or updates, the Parties agree to negotiate the terms in good faith.

5.5
 Development. In addition to software developments that Superclick may undertake on the Licensed Products, Superclick shall undertake to provide for 160 hours per calendar year of development on the Licensed Products in coordination with Swisscom.

5.5.1 Additional Development Hours. Swisscom shall be entitled to request further development hours from Superclick, which will be charged at USD $175.00 per hour.

5.5.2. A first estimation of a successful implementation is defined in Schedule B attached.

6.	PAYMENT PROVISIONS AND REPORTING.
6.1	License Fees. The License Fee to be paid by Swisscom to Superclick is USD Seven Hundred Thousand ($700,000.00).
6.2	Payment Schedule. The License Fee shall be paid Two Hundred Thousand ($200,000) Dollars (“Initial Payment”) on Delivery Date, Five Hundred Thousand ($500,000) dollars upon the Acceptance Date
6.3
Recurring Fees. Recurring Fees to be paid by Swisscom to Superclick for provisioning by Superclick to Swisscom of know-how, software maintenance, software updates, technical support and software development are Three Hundred and Ninety Thousand ($390,000) Dollars over the Term of the Agreement to be paid pro rata in the amount of Thirty-Two Thousand and Five Hundred Dollars ($32,500) quarterly upon invoice issued by Superclick and to be paid by Swisscom for the first time on Acceptance Date.

6.3.1
Recurring Fees Renewed Term. Recurring Fees to be paid by Swisscom to Superclick in the event that the Agreement continues after the Term has expired, shall be One Hundred and Thirty Thousand ($130,000) Dollars to be paid by Swisscom per additional year (pro rata, in quarterly installments) by which the Term will be extended.

6.4	Referral Fees and Commissions. See Annexes 2 and 3.
6.5	Recurring Fees. Late payments will bear interest at the rate of 1% per month to cover Superclick’s costs of collection as well as interest, or, if lower, the maximum rate allowed by law.

7.	TERMS AND TERMINATION
7.1
Term. The initial term of this Agreement shall be for three (3) years from the Acceptance Date (the “Term”). Thereafter, this Agreement shall automatically be extended for one year periods, pursuant to the terms and conditions outlined in 6.3.1., until terminated by Swisscom by at least 6 (six) months’ prior written notice.

7.2	This Agreement shall become effective as of the Effective Date.

7.3	Termination.

7.3.1 The Agreement may be terminated by either Party if (a) the other commits any material breach of any term of this agreement and which shall not have been remedied within 60 days of a written request to remedy the same or (b) subject to Swisscom’s rights under Section 3.3, by a Party forthwith by notice in writing if one Party becomes insolvent or takes significant steps for its winding up.

Provided, however, that upon any such termination by either one of the Parties, such Party may exercise any rights and remedies provided by contract or at law or equity in order to seek monetary compensation or damages or an injunction for purposes of seeking to enjoin use of any license under this Agreement for uses not permitted under this Agreement, provided further, however, any such termination shall not modify or shorten the term of any license granted by Superclick to Swisscom under this Agreement.

7.3.2 If, during the Trial Period, Swisscom determines in its sole discretion, that the Licensed Products do not meet its requirements, then Swisscom shall be entitled to terminate the Agreement. In such case Swisscom shall return or destroy all copies of the Licensed Product(s) and all portions thereof (whether or not modified or incorporated with or into other software) and so certify to Superclick.

7.3.3 Effect of Termination. Upon termination of this Agreement, Swisscom shall immediately cease further distribution or sale of the Licensed Product(s) ; provided, however, that the termination or expiration of this Agreement shall not affect any sublicenses to the Licensed Products granted by Swisscom in accordance with this Agreement prior to such termination or expiration. The parties’ rights and obligations under Sections 8, 9, 10, 11 shall survive the termination of this Agreement.

7.4
Break-Up Fee. If, during the Trial Period, Swisscom reasonably determines, in its sole discretion,  that the Licensed Product do not meet its requirements and terminates the Agreement, Superclick shall immediately repay to Swisscom One Hundred Thousand Dollars ($100,000) of the Initial Payment paid to it by Swisscom upon the execution of the Agreement and keep One Hundred Thousand Dollars ($100,000) of the Initial Payment as break-up fee (the “Break-Up Fee”).

7.5
Usage After the Term. After the Term of this Agreement has expired but the Agreement continues to be extended in accordance with Section 7.1, Swisscom shall (a) make payment to Superclick in accordance with Section 6.3.1 and (b) comply with the terms and conditions of Annex 2, Annex 3, Annex 4 and Annex 6. In case of Termination, Swisscom shall not be allowed any further use and modification of the Licensed Products in new properties. However, Swisscom shall be allowed continued use and modify the Licensed Products in existing properties.

8.	PATENT AND COPYRIGHT INFRINGEMENT
Superclick will indemnify and hold harmless Swisscom and will defend any action brought by a third party against Swisscom to the extent that such action is based on a claim that the Licensed Product(s) or any part thereof used within the scope of the license granted herein, infringe a copyright, trade secret or United States or foreign patent. Superclick will bear the expenses of such defense, as incurred, and pay any damages and attorney’s fees awarded by a court of competent jurisdiction to the extent attributable to such claim, provided that: (a) Swisscom notifies Superclick promptly in writing of such claim, provided that the failure to provide notice shall not relieve Superclick of its responsibility under this Secition 8, (b) Superclick has sole control of the defense and all related settlement negotiations; and (c) Swisscom provides Superclick with assistance and information required to perform Superclick's obligations under this Section 8. Superclick shall have no liability for any claim of infringement based upon (i) use of a superseded or altered release of Licensed Product(s) (unless the alteration was made or authorized by Superclick) if the infringement would have been avoided through the use of a current unaltered release of the Licensed Product(s) which Superclick provided to Swisscom free of charge, (ii) use of the Licensed Product(s) combined with other products, processes or materials where the alleged infringement arises solely from such combination, or (iii) use not in accordance with this Agreement. If the Licensed Product(s) is or in Superclick's judgment may become the subject of any claim of intellectual property infringement, or if a court determines that the programs infringe any intellectual property right then Superclick may at its option and expense either (i) procure for Swisscom the right under such intellectual property right to use such  program; or (ii) replace the program with other software deemed suitable in Swisscom’s sole discretion: or (iii) modify the program to make the software noninfringing; or, if (i), (ii) and (iii) are commercially impractical, (iv) remove the program and refund a pro rata portion of the license fees paid by Swisscom for such program, less an amount for use calculated over a five year period using straight line depreciation. THE FOREGOING CONSTITUTES SUPERCLICK'S SOLE LIABILITY FOR INTELLECTUAL PROPERTY INFRINGEMENT AND IS IN LIEU OF ANY WARRANTIES OF NONINFRINGEMENT, WHICH ARE HEREBY DISCLAIMED.

9.	WARRANTY AND DISCLAIMER
Superclick represents and warrants to Swisscom as of the date of this Agreements as follows

(a) Superclick has good and marketable title and property in the Licensed Products (free and unencumbered) (b) Superclick has all requisite corporate power and authority to execute and deliver this Agreement and take the actions contemplated hereby (c) Superclick will perform Technical Support, Training, Software Maintenance and Development with reasonable care and skill.

Subject to the conditions and limitations on liability stated herein, Superclick warrants for a period of ninety (90) days from the delivery of the initial copy of the final version of each type of program hereunder that such program, as so delivered, will materially conform to the then-current Documentation and will be operable in accordance with its intended use. In addition, Superclick warrants the media on which Licensed Product(s) are contained will be free of defects under normal use for a period of ninety (90) days following delivery thereof. This warranty covers only problems reported to Superclick during the warranty period. ANY LIABILITY OF SUPERCLICK WITH RESPECT TO THE PROGRAM(S) OR THE PERFORMANCE THEREOF OR DEFECTS THEREIN UNDER ANY WARRANTY, NEGLIGENCE, STRICT LIABILITY OR OTHER THEORY WILL BE LIMITED EXCLUSIVELY TO PRODUCT REPLACEMENT OR, IF REPLACEMENT IS INADEQUATE AS A REMEDY OR, IN SUPERCLICK'S OPINION, IMPRACTICAL, TO REFUND OF THE LICENSEE FEE AND TERMINATION OF THE LICENSE. EXCEPT FOR THE FOREGOING, THE PROGRAM(S) ARE PROVIDED "AS IS" WITHOUT WARRANTY OR CONDITION OF ANY KIND, INCLUDING WITHOUT LIMITATION, ANY WARRANTY OR CONDITION OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. FURTHER, SUPERCLICK DOES NOT WARRANT, GUARANTEE, OR MAKE ANY REPRESENTATIONS THAT THE PROGRAM(S) WILL BE FREE FROM BUGS OR THAT USE OF PROGRAM(S) WILL BE UNINTERRUPTED OR REGARDING THE USE, OR THE RESULTS OF THE USE, OF THE PROGRAM(S) OR DOCUMENTATION IN TERMS OF CORRECTNESS, ACCURACY, RELIABILITY OR OTHERWISE. Swisscom understands that Superclick is not responsible for and will have no liability for hardware, software, or other items or any services provided by any persons other than Superclick.

10.
LIMITATION OF REMEDIES AND DAMAGES, FORCE MAJEURE EXCEPT FOR BODILY INJURY OF A PERSON, SUPERCLICK SHALL NOT BE RESPONSIBLE OR LIABLE WITH RESPECT TO ANY SUBJECT MATTER OF THIS AGREEMENT UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHER THEORY: (i) FOR INTERRUPTION OF USE OR FOR LOSS OR INACCURACY OR CORRUPTION OF DATA OR (EXCEPT FOR RETURN OF AMOUNTS PAID TO SUPERCLICK FOR UNDELIVERED OR RETURNED NONCONFORMING PROGRAM(S)) COST OF PROCUREMENT OF SUBSTITUTE GOODS, SERVICES OR TECHNOLOGY; (ii) FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, EXEMPLARY OR PUNITIVE DAMAGES INCLUDING, BUT NOT LIMITED TO, LOSS OF PROFITS; OR (iii) FOR ANY MATTER BEYOND ITS REASONABLE CONTROL. SWISSCOM SHALL NOT BE RESPONSIBLE OR LIABLE WITH RESPECT TO ANY SUBJECT MATTER OF THIS AGREEMENT UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHER THEORY FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, EXEMPLARY OR PUNITIVE DAMAGES INCLUDING, BUT NOT LIMITED TO, LOSS OF PROFITS.

11.	MISCELLANEOUS

11.1
Should Superclick grant a license to directly or indirectly use, distribute and/or sell the entire or part of the Licensed Products (“License Rights”) to a party other than Swisscom (“Third Party”), and should such Third Party directly or indirectly use, sell or distribute the entire or parts of the Licensed Products in the Territory, Superclick shall have to remedy this situation within 90 days of having granted such all or parts of the License Rights. Should such Third Party or any other party to which it has transferred all or parts of the License Rights continue to use all or parts of the License Rights after this 90 day period in the Territory, and Superclick has not demonstrated to Swisscom that it has cured the situation, Superclick shall pay to Swisscom a contract penalty of USD Fifty Thousand ($50,000) Dollars per infringement of its exclusivity undertakings as set forth under Section 2.1 in connection with this Section 11.1 per month, as long as the infringement will continue. The same applies mutatis mutandis in case that Superclick continues to sell the Licensed Products to current customers in the Territory. Swisscom hereby acknowledges, however, that the Licensed Products have been heretofore distributed, sold and used in the Territory by other Superclick customers and partners (to be listed in Annex 10 to this Agreement) and these usages are an exception to this Section 11.1. The payment of such penalty shall in no case be considered as a waiver from Swisscom of its exclusivity rights in the Territory as defined. The penalty shall be without prejudice to any rights or remedies available to, or any obligations or liabilities accrued to, either Party under the terms of the Agreement.

11.2
Should Swisscom sell the Licensed Products at any time during the term of this Agreement or thereafter in violation of the terms and conditions under Annex 2, Annex 3, and/or Annex 4, Swisscom shall have the right to remedy this situation within 90 days of having been notified by Superclick that it has committed such violation(s). Should the violation continue without being cured by Swisscom after 90 days of its notification by Superclick, and Swisscom has not demonstrated to Superclick that it has cured the situation, Swisscom shall pay to Superclick a contract penalty of USD Fifty Thousand ($50,000) Dollars per infringement of Annex 2, Annex 3 and/or Annex 4 in connection with this Section 11.2 per month, as long as the infringement will continue. The penalty shall be without prejudice to any rights or remedies available to, or any obligations or liabilities accrued to, either Party under the terms of the Agreement

11.3
Confidentiality. Except as expressly permitted by this Agreement, neither Party shall disclose to any third party any information provided by the other Party which is marked confidential or proprietary or would reasonably be understood to be confidential or proprietary. The Parties recognize and agree that there is no adequate remedy at law for breach of this Section 11.3, that such a breach would irreparably harm Superclick or Swisscom, as the case may be, and that each Party is entitled to equitable relief (including, without limitation, injunctions) with respect to any such breach or potential breach in addition to any other remedies. The obligations of this Section 11.3 shall survive the expiration or termination of this Agreement.

11.4
Use of name and logo. Superclick grants Swisscom, free of charge, the rights of use of its logo, name and, if necessary, trademarks for its own marketing uses during the term of this Agreement. Swisscom shall however not be obliged to display Superclick’s name or logo on its user interface to its partners or end users.

11.5
Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES AND WITHOUT REGARD TO THE 1980 UN CONVENTION ON THE INTERNATIONAL SALE OF GOODS.

11.6
Arbitration. Any dispute or claim arising out of or related to this Agreement, or the interpretation, making, performance, breach or termination thereof, shall be finally settled by binding arbitration in Washington D.C., Delaware (or such other location as is mutually agreed upon in writing by the Parties) under the American Arbitration Association International Arbitration Rules, by one arbitrator appointed in accordance with said Rules, provided that at the request of either Party, the arbitration shall be conducted by three arbitrators with each Party selecting one arbitrator and the third arbitrator selected in accordance with the Rules. Judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. The arbitrator shall apply Delaware law to the merits of any dispute or claim, without reference to rules of conflict of law or the 1980 UN Convention on the International Sale of Goods. The Parties may apply to any court of competent jurisdiction for a temporary restraining order, preliminary or permanent injunction, or other interim or conservatory relief, as necessary, without breach of this arbitration agreement and without any abridgment of the powers of the arbitrators. At the request of either Party, the arbitrators will enter an appropriate protective order to maintain the confidentiality of information produced or exchanged in the course of the arbitration proceedings. The Parties agree that, any provision of applicable law notwithstanding, they will not request, and the arbitrators shall have no authority to award, punitive or exemplary damages against any Party. The costs of the arbitration, including administrative and arbitrator's fees, shall be shared equally by the parties. Each Party shall bear the cost of its own attorneys' fees and expert witness fees. The arbitral proceedings and all pleadings and written evidence shall be in the English language. Any written evidence originally in another language shall be submitted in English translation accompanied by the original or true copy thereof.

11.7
Export of Licensed Product(s). Swisscom will not remove or export from the United States or re-export from anywhere any part of the Licensed Product(s) or any direct product thereof except in material compliance with and with all licenses and approvals required under applicable export laws and regulations.

11.8
Assignment. Neither this Agreement nor any License granted hereunder is assignable or transferable by Swisscom without the prior written consent of Superclick, which consent shall not be unreasonably withheld or delayed; any attempt to do so shall be void; provided, however, that Swisscom may assign or transfer this Agreement, in whole to any of its subsidiaries or any company belonging to Swisscom AG group, in connection with a merger, acquisition or sale of assets. This Agreement is not assignable or transferable by Superclick without the prior written consent of Swisscom, provided, however, that subject to Section 3.3. above, Superclick may assign this Agreement without consent from Swisscom in connection with a merger, acquisition or sale of assets.

11.9
Severability. In the event any provision of this Agreement or portion thereof is held to be invalid or unenforceable then such provision shall be deemed stricken or modified to the minimum extent necessary and the remaining provisions of this Agreement remain in full force and effect.

11.10	Waiver and Amendment. The waiver by either party of any default or breach of this Agreement shall not constitute a waiver of any other or subsequent default or breach.

11.11
Press Release. Swisscom will approve a press release issued by Superclick stating the nature of the Agreement no later than 3 business days after the Effective Date. In addition, the Parties acknowledge and agree that Superclick and Swisscom shall be entitled to comply with the information obligations to the public as set out in the company laws or security laws of the U.S.

11.12
Entire Agreement. Both Parties agree that this Agreement and the Annexes hereto and any duly executed Schedules constitute the complete and exclusive statement of the mutual understanding of the Parties and supersede and cancel all previous written and oral agreements and communications relating to the subject matter hereof. Any waivers or amendments shall be effective only if made in writing by non-preprinted agreements clearly understood by both Parties to be an amendment or waiver and signed by a duly authorized representative of each Party. In the event of a conflict between the terms of this Agreement and any Schedule the terms and conditions of this Agreement shall apply.

Superclick, Inc.	Hospitality Services Plus SA

By: _____________________	By: _____________________	By: _____________________

Name: ___________________	Name: ___________________	Name: ___________________

Title: ____________________	Title: ____________________	Title: ____________________

Date: ____________________	Date: ____________________

SCHEDULE A

LICENSED PRODUCTS

Date October 27, 2006	SIMS version 1.5.4r14.2

MaMA version 1.

MDS version 1.4

SCHEDULE B

ITEM	Notes	Pilot SPCK	Pilot SCE	Final SPCK	Final SCE

OpenVPN	Initial testing was successful, the OpenVPN software and config needs to be integrated in SIMS.		2.00

Flat File Config	store the whole SIMS configuration in a single XML file.			10.00

Light updates	A daemon needs to be written to make the radius request at configurable intervals ( cron )		4.00		4.00

DNS trick	Make SIMS authoritative for clbng.sceur.ch and implement the same trick, we need a sample certificate from Marco to confirm this.	2.00

Implement bandwidth quotas	Max-output –rate and Max-input-rate are implemented already. We need to implement the maximum-input and maximum-output octects attributes and handle bandwidth quotas.	3.00

Radius Interim	1. Radius Interim needs to be implemented in the C code of the PHP radius extension 2. Add Interim messages to the port bouncing daemon or radius_update.php ( radtmp can store the last_interim timestamps) + Support for Acct-Interim-Interval attribute 3. Implement Radius fall back ( secondary radius ) 4. Implementing Radius Stop ( Acct-Terminate-Cause )		7.00

Re-Authentication	Reauthentication needs to be added to the toolbar code (?) and to the port hopping daemon to extend automatically the subscriptions before a user is disconnected, if more time became available.				2.00

Shaper	1) We will modify the existing code to use dynamic classes with configurable guaranteed speeds and implement the AVPAIR bandwidth-level as priority (4hr)	0.50

VBN	Add ARP ping at GC time to keep clients alive when they are idle	0.50

SNMP	Need to add a OID to return the number of connected users and other MIBs. Please view the addinital Mibs.XLS file		6.00

Login Page	Complete the remaining parameter list		1.00

MAMA LDAP	LDAP authentication with the Swisscom User DB : only the username and password is verified through the LDAP. If the user exists in LDAP but not in MAMA its created from a default template.				1.50

Marco trick	Trick to reach unreachable ( no gateway, same IP ) devices from the internet			0.50

Updates	Merge packages and SIMS updates, provide an API for it.			5.00

AP	Symbol, Colubris AP need to be certified with SIMS	1.00

PMS	SHS billing interface ( TCP/Bidirectional )				5.00
	Days	7.00	20.00	15.50	12.50

	Hrs	56.00	160.00	124.00	100.00

ANNEX 1

TIMELINES

1.	LOI executed on 1 October, 2006
2.	Pilot Period begins upon signature of the LoI and lasts until 20 November 2006.
3.	MLA is executed on the Effective Date.
4.	Delivery Date is 1 week after the Effective Date.
5.	Trial Period begins on the Effective Date and lasts for a period of eight weeks.
6.	Acceptance Date is the day following the expiration of the Trial Period, but no later than 60 days after the Effective Date or otherwise agreed between the Parties.

ANNEX 2

TERMS AND CONDITIONS FOR EUROPE

1.	The Territory. As defined in Section 1.11 of the Agreement.
2.
Swisscom Right of Refusal. Superclick shall introduce to Swisscom each proposed installation for North American brands under contract with Superclick that it desires to sell into the Territory and Swisscom shall retain the right to:

a.
Deny Superclick the right to sell its proprietary SIMS, MAMA and MDS based-products into the Territory through the proposed installation and offer its own proprietary Licensed Products-based solution into the Territory; or

b.	Grant Superclick the right to sell its proprietary SIMS, MAMA and MDS based-products into the Territory under its own terms and conditions of selling and compensation.
3.	Compensation and Commissions.
a.	North American Brand-Driven Installations. The compensation and commission structure for North American brand-driven installations brought by Superclick shall be:
i.	If Swisscom installs its own proprietary Licensed Product Swisscom shall pay to Superclick a referral fee of $500 per property that installs the Licensed Products.
ii.
If Swisscom decides to promote any Superclick advertising offering, Swisscom and Superclick shall net revenue-share on a 50/50 basis on all advertising revenue Superclick generates on the Licensed Products.

4.	Right to Sell Advertising. In the instances of 2(b), Superclick shall retain the right to sell advertising on the Licensed Products in the Territory.

Place / Date:

Hospitality Services Plus SA

By: ___________________	By : ___________________

Name: ________________	Name: _________________

Place / Date:

Superclick Inc.

By: ___________________

Name: _________________

ANNEX 3

TERMS AND CONDITIONS FOR NORTH AMERICA AND THE WORLD

1.	North America. “North America” shall mean Mexico, the United States and Canada.
2.	The World. “The World” shall mean all states and countries outside of the Territory and excluding North America.
3.	Installations and Compensation in North America:
3.1. Installations in existing Swisscom properties. Swisscom will be allowed to install the Licensed Products in Swisscom properties (“Existing Swisscom Properties”) under contract at the Effective Date. Swisscom shall supply a complete list of the Existing Swisscom Properties in Annex 9.

3.2. Compensation and Commissions. Swisscom shall pay to Superclick $500 per Swisscom property for the installation of Licensed Products installed in North America.

3.3. 18 Months Reprieve in North America. Subject to the Swisscom Excepted Brand defined in Annex 4, Swisscom shall not install Licensed Products in any North American property in addition to those defined under section 3.1 above and Annex 9 without Superclick’s written authorization for the first Eighteen (18) months of the Initial Term of the MLA.

4. Installations and Compensation in The World:

Swisscom shall be free to install the Licensed Products in the World subject to the following conditions:

a.	Swisscom shall adhere to the pricing as set forth in Annex 5, which shall be subject to change at Superclick’s sole discretion for any installations in the World throughout the Term of the Agreement.
b.
Most Favored Customer Status. Superclick represents, warrants, and covenants that: (a) all fees and other amounts charged to or payable by Swisscom (including variable unit or other incremental costs or charges) will be as low as those charged for similar services that Superclick or any of its affiliates charges to its or their most favored customer; and (b) the terms and conditions under which such service or product is provided are no less favorable to those under which Superclick or any of its affiliates provides services or products to its or their most favored customer, regardless of industry or geography (“MFC Terms and Pricing”). For greater certainty, fees and other amounts charged to or payable by, and the terms and conditions under which products or services are provided will at no time be less favorable than those with, any other customer of Superclick or its affiliates for similar products or services. Once each year, the Chief Financial Officer of Superclick will provide a written certificate to Swisscom attesting to compliance of with this Section. If Superclick breaches this Section 4(b), Swisscom will either be retroactively reimbursed by Superclick to the date Superclick offered a more favorable price and/or will be entitled to amend the terms and conditions to the more favorable terms and conditions otherwise offered.

Place / Date:	Place / Date:

Hospitality Services Plus SA	Superclick Inc.

By: ________________Name: ________________	By: ___________________

By: _______________ Name: ________________	Name: ________________

ANNEX 4

TERMS AND CONDITIONS FOR CERTAIN NORTH AMERICAN BRAND-DRIVEN INSTALLATIONS (INTERCONTINENTAL HOTEL GROUP, DOLCE INTERNATIONAL AND WESTMOUNT E.U. IN THE CASE OF SUPERCLICK AND HILTON HOTEL GROUP IN THE CASE OF SWISSCOM)

1.	Territory. As defined in Section 1.11 of the Agreement.
2.	Superclick Excepted Brands in Europe.

Superclick intends to install its proprietary SIMS, MAMA and MDS product in hotels in the Territory under the InterContinental Hotel Group, Dolce International and Westmount E.U. brands (the “Superclick Excepted Brands”). The Superclick Excepted Brands and their properties shall be excluded from section 2(a) of Annex 2.

3.
Swisscom Excepted Brands in North America. Swisscom intends to install its proprietary products embedded with the Licensed Products in Hilton Hotel Group properties throughout North American. Swisscom shall be excepted from the 18 month reprieve as defined in section 3.3. of Annex 3.

Subject to the applicability of the provisions in Annex 6, it is the understanding of both Parties that no additional compensation shall be due by either Party in relation to Sections 2 and 3 of this Annex 4.

Place / Date:

Hospitality Services Plus SA

By: ______________ Name:______________

By: ______________ Name: ______________

Place / Date:

Superclick Inc.	:

By: ___________________

Name: ________________

ANNEX 5

PRICE LIST (as of today, subject to changes)

N. AMERICAN PRICE LIST

		US
Item No.	Item Description	Price
	SUPPORT

SCRC00	Instruction Cards Wired/Wireless/both - Lang. 1 or 2 Eng/FR/SP(Pack of 50)	$50

SC-INST-E1	Installation Ethernet switches, WAPs	$325

SC-INST-D1	Installation DSLAM, Splitter, cables and in-room devices; per room	$125

SC-PSS	Superclick Switch/WAP Programming	$100

SCHD04	BRONZE - 24/7/365 HELP DESK / GUEST ROOM	$1.50

SCHD03	SILVER - 24/7/365 HELP DESK / GUEST ROOM (Help Desk, NOC )	$2.00

SCHD02	GOLD - 24/7/365 HELP DESK / GUEST ROOM(HELP DESK, NOC, Software)	$2.50

SCHD01	PLATINUM - 24/7/365 HELP DESK / GUEST ROOM (HELP DESK, NOC, Software, Hardware 1st yr )	$3.50

SCDM	Decorative desktop module;1 RJ45 Cat5 Cord,1 RJ 11Satin RJ11 Tel-Cord	$10

	SERVERS

SC SMB Server	Replacement SMB VBN GATEWAY SERVER; 1 TO 150 ROOMS	$1,271

SC ENT Server	Replacement ENTREPRISE TOWER VBN GATEWAY SERVER; 151+ RMS	$2,119

SC SMB 50	SIMS SMB VBN GATEWAY SERVER; 1 TO 50 ROOMS	$2,072

SC SMB 150	SIMS SMB VBN GATEWAY SERVER; 51 TO 150 ROOMS	$3,631

SC ENT 250T	SIMS ENTREPRISE TOWER VBN GATEWAY SERVER; 151 TO 250 RMS	$5,186

SC ENT 250R	SIMS ENTREPRISE RACK VBN GATEWAY SERVER; 151 TO 250 ROOMS	$5,186

SC ENT 500T	SIMS ENTREPRISE TOWER VBN GATEWAY SERVER; 250+ ROOMS	$6,746

SC ENT 500R	SIMS ENTRPRISE VBN GATEWAY SERVER; 250+ ROOMS	$6,746

SC SSL01	SIMS ANNUAL SOFTWARE LICENSE 20% OF SERVER VALUE	20%

	Options and Accessories

Billing Interface	Billing Interface	$1,818

ANNEX 6

TERMS AND CONDITIONS ON SUPERCLICK ADVERTISING PROMOTION BY SWISSCOM

1.	Right to Sell Advertising.:

a.
Definition : For the purposes of this Annex 6, advertising and marketing inventory shall mean any and all ad insertions, ad content, ad partners and brands that Superclick has presented to the Hotel  in agreement with Swisscom.

b.
 In accordance with Swissom’s standards and policies, as well as those of its customers, Superclick shall retain the right to sell advertising on the Swisscom Licensed Products in North America and the World.

c.
For a period of Eighteen (18) months, and under the condition that Swisscom has an existing agreement with the hotel, Swisscom cannot make use of the existing advertising and marketing inventory that Superclick has introduced to the hotel and that the hotel has distributed through the Licensed Products.

2.	Compensation:
a.
IF Swisscom decides to promote the Superclick Advertising offering , Swisscom and Superclick shall net revenue-share on a 50/50 basis on all advertising revenue Superclick generates on the Licensed Products

Place / Date:

Hospitality Services Plus SA

By: ________________ Name: ________________

By: _______________ Name: ___________________

Place / Date:

Superclick Inc.	:

By: ___________________

Name: ___________________

ANNEX 7

DOCUMENTATION

SIMS Manual – Located in SIMS Install CD.

This manual is an overview of SIMS™ and is designed to help you understand the features of this product.  The chapters of this manual contain the following information:

Chapter 1	Overview
Chapter 2	General Use
Chapter 3	Configuration Menu
Chapter 4	Room and Billing Settings Menu
Chapter 5	Status and Logs Menu
Chapter 6	Traffic and Reports Menu
Chapter 7	Other Tools Menu

MAMA Manual –

This manual is an overview of MaMA™ and is designed to help you understand the features of this product.  The chapters of this manual contain the following information:

Chapter 1	Overview
Chapter 2	General Use
Chapter 3	Configuring MaMA
Chapter 4	Monitoring the Network
Chapter 5	Generating Reports

MAMAv3 developer manual (In creation will be ready end January 2007)

•	MAMAv3 Database
•	MAMAv3 support system
•	MAMAv3 monitoring system
•	MAMAv3 reporting system
•	MAMA backup system

SIMS developer manual

•	SIMS database
•	SIMS web management interface
•	SIMS proxy subsystem and redirectors
•	SIMS room mapping
•	VBN kernel module
•	SIMS firewall
•	SIMS traffic shaper
•	SIMS v2 disclaimer pages and API
•	SIMS billing interface
•	SIMS MAMA interfaces
•	SIMS utilities
•	SIMS printing interfaces
•	SIMS Linux Kernel
•	SIMS Installation CD howto

As of October 27, 2006 software features sets.

Features:	Superclick SIMS	MAMA	SIMS Helpdesk

Server Platform
Operating System	Linux	Linux	Linux
Configuration Backup & Restore	Y	Y	Y
Flash-Based RTOS, No Moving Parts	N	N	N
Hardened Against Viruses & Hackers	Y	Y	Y
Modular Software Design for Flexibility	Y	Y	Y
Per User OS License Fees	N	Y	Y
Private Label Option	Y	Y	Y
Redundant Power Supplies	N/A	N/A	N/A
Redundant RAID Hard Disk Drives	N/A	N/A	N/A
Ethernet Ports	N/A	N/A	N/A
Expansion Slots	N/A	N/A	N/A
Weight	N/A	N/A	N/A
120/240 AC autosensing	N/A	N/A	N/A
Power	N/A	N/A	N/A
Third Party Helpdesl Software intergration	N	Y	Y
Competative VBN Import tools	Y	-	-

Alarm Notification & Helpdesk
Email	Y	Y	-

Features:	Superclick SIMS	MAMA	SIMS Helpdesk

SMS	Y	Y	-
Pager	Y	Y	-
Multi Level Alarm notification	Y	Y	-
Destinct alarm notification	Y	Y	-
Automatic Scheduled system status reporting CPE link errors	Y	Y	-
Realtime Room Status	Y	Y	Y
Online Device Login status	Y	N	Y
Helpdesk Ticket system	N	N	Y
Historical Room Knowledge base	N	N	Y
Historical MAC knowledge base	N	N	Y
Helpdesk Reporting system by Category	N	N	Y
Assign Real IP realtime	Y	N	Y

Server Management
24/7 Monitoring	Y	Y	Y
24/7 Tier 1 Multiple Language Guest & Hotels staff Phone support	Y (1)	-	Y
24/7 Tier 2 Partners Phone & Email support	Y	-	Y
Centralized Management	Y	Y	Y
Configuration Backup and Restore	Y	Y	-
Front & Edge Device Montoring system	Y	Y	-

Features:	Superclick SIMS	MAMA	SIMS Helpdesk

IP Climate Control device	Y	Y	-
IP Minibar	Y	Y	-
IP Video on Demand	Y	Y	-
IP Phones	Y	Y	-
CPE device & Swithces (xDSL, LRE, Cable)	Y	Y	-
Ethernet Switches	Y	Y	-
Wireless Access Points	Y	Y	-
Management Reporting	Y	Y	Y
Iinternet Usage & Traffic Report	Y	Y	-
Centralized Multi Property Management Reporting	-	Y	-
Centralized Multi Property Internet Usage Reports	-	Y	-
Port Forwarding	Y	Y	-
Port Montioring	Y	Y	-
Remote Updates & Module Upgrades	Y	Y	-
Web-Based GUI	Y	Y	-
Internet Access Applications

High Speed Ethernet (xDSL, Cable, LRE)	Y	-	-
High Speed Wireless-Plug-N-Play	Y	-	-
High Speed Conference Rooms-Plug-N-Play	Y	-	-

Features:	Superclick SIMS	MAMA	SIMS Helpdesk

High Speed Administration/Back Office	Y	-	-
Dorm Rooms-Plug-N-Play	Y	-	-
Video Conferencing (Devices without browsers)	Y	-	-
Video On Demand Support	Y	-	-
SMTP/Email Support	Y	Y	Y
Email Hosting	Y	Y	-
Web Hosting	Y	Y	-
Adult Content Restriction	Y	-	-

VBN Server
Plug-N-Play Internet Access	Y	-	-
1:1 Public IP Mapping for Hardware IPsec Support	Y	-	-
Login Pages & User Redirects			-
Multiple Redirects by Policy Set	Y	-	-
Turn on/off Login Screen and/or Redirect Screen	Y	-	-
Web Server & Screens Resident on Server	Y	-	-
Pop-Up screen for upgrade of service	Y	Y	-
Scheduled Pop-up Screen	Y	-	-
IP & URL Based Walled Garden	Y	-	-
Multil Disclamier,Landing Page groups		-	-
Billing Options			-

Features:	Superclick SIMS	MAMA	SIMS Helpdesk

Affinity or Loyalty Program Support	Y	-	-
Authorization Codes/PIN	Y	-	-
Credit Card	Y	Y	-
Multi Rate per day, session, room type	Y	-	-
Full Radius Accounting & Reporting	Y	Y	-
Full Wireless Support (Boingo, Gric, iPass, etc.)	Y	-	-
Local User Name/Password Database	Y	Y	-
PMS & CC Billing for VOD Systems	Y	-	-
PMS Interface	Y	-	-
Radius Client	Y	-	-
Variable by time, bytes	Y	-	-
XML for Central Billing & Reporting Integration	Y	-	-
Security
802.1Q VLAN	Y	-	-
Firewall ACL's	Y	Y	Y
Hardened against Virus and Hackers	Y	Y	Y
Group Policies			-
Combine Meeting & Guest Room policies	Y	-	-
Conference Rooms Treated Differently	Y	-	-
Guest Rooms Segmented and/or Grouped	Y	-	-
Wireless AP for Hotspots & Roaming Agreements	Y	-	-

Features:	Superclick SIMS	MAMA	SIMS Helpdesk

Meeting Scheduler			-
Calendar-based, Easy-to-Use	Y	-	-
Customize Mtg & IP Info then Print/Email	Y	-	-
Dynamic assignment of Public, Static IP pools	Y	-	-
Meeting Setup Wizard	Y	-	-
Policy-based to Differentiate Mtg's and/or Rooms	Y	-	-
Redirect option	Y	-	-
Resident on Gateway, Not separate software/box	Y	-	-
Front Desk Web-Based GUI
Per port or per user	Y	-	-
Time Based Port Control	Y	-	-
Turn Ports On/Off	Y	-	-
VPN Support
PPTP	Y	-	-
Multiple User IPSEC/DHCP	Y	-	-
IPSEC(Hardware Encryption)	Y	-	-
Multiple VPN clients Connected simultaneously	Y	-	-
Add Secondary IP Ranges - DHCP Scoping	Y	-	-
Bandwidth Rate Control - Mac Address based	Y	-	-
FTP Support	Y	-	-
ICQ/Instant Messenger/NetMeeting Support	Y	-	-

Features:	Superclick SIMS	MAMA	SIMS Helpdesk

In Room Port Mapping	Y	-	-
Multiple Language Support	Y	-	-
NAT	Y	-	-
Pass-Through IP support	Y	-	-
Packet Shaping	Y	-	-
URL tracking	Y	-	-
WAN Side DHCP	Y, not recommended	-	-
XML Support	N	-	-
802.11 Wireless Support	Y	-	-
802.11a & 802.11b	Y	-	-
802.1x	Y	-	-
Web-Browser Authentication	Y	-	-
Local User Name/Password Authentication	Y	-	-
MAC Filter Lists for Access Control	Y	-	-
Content delivery option via internal web pages	Y	-	-

Toolbar Buttons
FAQ	Y	-	-
Teleconference	Y	-	-
Video Conference	Q2 / 2005	-	-

Features:	Superclick SIMS	MAMA	SIMS Helpdesk

Online Entertaining games	Q2 / 2005	-	-
Online Gaming, Sports Books	Y	-	-
Online Travel	Q2 / 2005	-	-
Online Shopping	Q2 / 2005	-	-
Online Purchase for Local venus	Y	-	-
Online Printing	Y	-	-
Online Chat Room	Q2 / 2005	-	-
Create Wireless Pin from a wired connection	Y	-	-
Newspaper Direct	Y	-	-
Online faxing	Y	-	-
Short Drop down menu	Y	-	-
Request Real IP link	Y	-	-
Local Weather Icon	Y	-	-
Insert for Brand Logo	Y	-	-

ANNEX 8

TECHNICAL SUPPORT

Support times are 24/7/365 via the Superclick 1-866-847-0333 support line.  The proper escalation procedures will the take affect. Below is the contact information of the Superclick assigned staff to Swisscom.

Hospitality Services Plus  SA Account Manager

Director of Operations

Marie-Annie d’Anjou

Tel:

Fax:

Director Development

Enrico Demarin

Tel:

Fax:

Director of Support and Costumer Service

Mourad Atuani

Tel:

Fax:

Service Levels and Escalation

1. Maintenance Priority Levels. Superclick will respond to Swisscom’s requests for support and maintenance in accordance with the following priority levels:

PRIORITY	DESCRIPTION	INITIAL RESPONSE	TURN-AROUND	PERMANENT FIX

1	Software is unusable and the Swisscom cannot conduct business; failure of a major process that prevents Swisscom from conducting its normal business.	2 Hours Elapsed Easter Day light business hours	8 Hours Elapsed	7 Days

2	Severe loss of functionality to a group of users or to a single user running a business-critical operation.	2 Hours Elapsed	48 Hours Elapsed	12 Days

3	Inconvenient situation whereby the Software is usable, but does not provide a function in the most convenient or expeditious manner.	12 Business Hours	Notification within 7 business days regarding intended action	Next Release

4	Minor Software problem that does not prevent Swisscom from doing its work.	24 Business Hours	Notification within 12 business days regarding intended action	N/A

2. Support and Maintenance Request Procedures. The following process shall be used to address and resolve Swisscom requests for maintenance and support services (each a “Service Request”).

2.1
Trouble Report Form.  Swisscom must complete a Superclick Trouble Report, transmit such completed form to Superclick via a ticket using a dedicated queue in the Swisscom ticketing system, and contact Superclick Customer Support via telephone or email.  Superclick support will use this mail’s header as reference for any follow up.  Work will not commence until a description of the suspected fault or problem has been received by Superclick. Swisscom will provide information available to it in respect of the fault or problem as requested by Superclick in its diagnosis of the fault or problem. Superclick assistance can be sought in the process of documenting the fault or in establishing dumps, traces or any other action necessary for documenting the fault.

2.4
Permanent Fix.  Within the designated Permanent Fix period, Superclick will provide a software patch that corrects the condition that was the subject of the Service Request.  No Permanent Fix will require any change to Swisscom’s procedures or an environmental change (hardware, network interface, OS or third party software).

2.5
Turn-Around.  Within the designated Turn-Around period (set forth in Section 1 above), Superclick shall notify Swisscom of the intended action for a temporary fix or work around.  If the resolution for the Turn-Around requires a temporary bug fix or software change, Superclick shall provide such fix or change within the Turn-Around period.  If the Turn-Around requires a work around process or environmental change (hardware, network interface, OS or third party software), Superclick shall advise Swisscom of the steps to be taken to implement the work-around process, and Swisscom will use reasonable efforts to effect such changes, at Superclick’s expense.  In addition, within the designated Turn-Around time, Superclick shall advise Swisscom of the intended actions for a Permanent Fix.

Escalation Procedure. When a Service Request has missed its Initial Response or Turn-Around target, the escalation levels and contacts are as described as follows:

Step 1: If the CSA (Customer Service Agent) cannot be reached within one hour or has not responded satisfactorily, the Client Support Lead of Superclick shall respond.  If no response within half-an-hour, proceed to Step 2.

Step 2: The Client Services Manager of Superclick shall respond. If no response within half-an-hour, proceed to Step 3.

Step 3: The Director of Operations of Superclick shall respond. If no response within half-an-hour, proceed to Step 4.

Step 4: The President of Superclick shall respond.

ANNEX 9

EXISTING SWISSCOM PROPERTIES IN NORTH AMERICA

ANNEX 10

EXISTING SUPERCLICK CUSTOMERS AND PARTNERS IN THE TERRITORY